Exhibit 99.1

Dear Team Members,

Next week we plan to reach an important milestone in the process to approve the merger with BI-LO. At the Special Meeting of Shareholders scheduled for March 9, our shareholders will vote on the proposal to approve the merger agreement. If approved, this will be one of the final steps before we can become one company.

The merger agreement will be approved if holders of a majority of the outstanding shares vote in favor. If approved, and once all the necessary closing activities have been completed, Winn-Dixie and BI-LO can transition from integration planning to implementation of the plans.

Integrating two companies is never an overnight process, and it is going to require patience and hard work from everyone at Winn-Dixie and BI-LO to make it a success. We are fortunate that many aspects of our businesses are already aligned – from our non-overlapping geographical footprints, to our fuelperks! programs, to our guest reward cards. I am confident that the integration planning teams from Winn-Dixie and BI-LO are developing a plan that will lay the foundation to efficiently and effectively integrate the two companies. I have no doubts that after integration is completed, we will be a much stronger company.

In closing, I want to say that our future together looks bright. I firmly believe that by staying focused on our ongoing commitment to fulfill our promises to our guests, team members, suppliers and neighbors, we are moving closer to realizing our vision – which you know is, “to be a successful and admired retailer that celebrates each community by creating a personal, fresh and fun experience.”

Keep up the good work and I’ll see you in the stores.

Peter Lynch

Chairman, CEO and President

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.